EXHIBIT 99
NEWS BULLETIN


FOR FURTHER INFORMATION:

POINT.360
7083 HOLLYWOOD BLVD. SUITE 200
HOLLYWOOD, CA 90028
Nasdaq:  PTSX


Point.360

AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206

FOR IMMEDIATE RELEASE - HOLLYWOOD, CA, November 1, 2002

        POINT.360 REPORTS PROFITABLE THIRD QUARTER AND NINE MONTH RESULTS Company delivers third quarter 2002 profit of $0.8 million, or $0.09 per share, compared to third quarter 2001 $764,000 loss, or ($0.08) per share.
      Company will also amend previous 2001 and 2002 SEC financial filings.

THIRD QUARTER AND NINE MONTH RESULTS

Point.360 (Nasdaq: PTSX), a leading provider of media asset management services, today announced its third consecutive quarterly profit and its third significant quarter over quarter profit improvement when compared to the prior year.

Haig S. Bagerdjian, Chairman, President and Chief Executive Officer said: "In the third quarter, the Company demonstrated consistent profitability and cash flow when compared to the first two quarters of the year, and truly outstanding results compared to last year."

REVENUES

Revenue for the third quarter ended September 30, 2002, totaled $17.0 million compared to $16.9 million in the same quarter of 2001.

Revenues for the nine months ended September 30, 2002 were $50.5 million, down 4% from $52.5 million in the 2001 period. Sales to the advertising industry increased slightly while sales to studio clients declined as some work was brought in-house. The Company is also consciously moving away from some lower margin business. Overall, sales for the second and third quarters of 2002 were slightly ahead of 2001 levels with the decline occurring in the first quarter when compared to last year.

GROSS MARGIN

In the third quarter of 2002, gross margin improved by 7% percentage points of sales due to higher productivity. Gross margin on sales was 40% in the 2002 third quarter compared to 33% in the prior year's quarter.

For the first nine months of 2002, gross margin was 38% of sales compared to 33% in the 2001 period. Better workforce productivity accounts for a majority of the improvement. For the nine months, the Company achieved $19.1 million of gross profit, up $1.8 million from the $17.3 million in 2001.

SELLING, GENERAL AND ADMINISTRATIVE AND OTHER EXPENSES

In the third quarter, selling, general and administrative expenses ("SG&A") decreased by 1% percentage point of sales due to the elimination of goodwill amortization. For the third quarter of 2002, SG&A expenses were $4.7 million, or 28% of sales, compared to $5.0 million, or 29% of sales in the third quarter of 2001. Excluding goodwill amortization of $0.4 million in the 2001 quarter, SG&A for 2001 would have been $4.6 million, or 27% of sales.

For the first nine months of 2002, SG&A decreased by 4% percentage points of sales to 27% as compared to the prior year 31% of sales. Of the $2.4 million decline, $1.2 was due to the cessation of goodwill amortization in 2002 with remaining $1.2 million being due to cost efficiencies.

Interest expense decreased $0.2 million in the third quarter and $0.4 million in the first nine months compared to the same periods of last year because of lower debt levels due to principal payments made during 2002.

During the quarter ended September 30, 2002, the Company realized a non-cash charge of $53,000 compared to a third quarter 2001 non-cash charge of $458,000 for changes in the fair value of a derivative interest rate swap contract between the beginning and end of each period and amortization of a cumulative-effect adjustment made in 2001. For the first nine months of 2002, the Company realized a non-cash charge of $35,000 compared to a non-cash charge of $777,000 in the 2001 period. These amounts were recorded as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). By the end of the hedge contract in November 2003, the amounts recognized as expense during the contract period will be taken back into income as the contract will then have no further theoretical value, provided that the contract continues to the end of the term.

OPERATING INCOME

Operating income increased $1.4 million or 203% in the third quarter of 2002. The Company achieved operating income of $2.1 million as compared to $0.7 million in the same quarter of the previous year.

For the first nine months of 2002, operating income was $5.3 million, up approximately 370% or $4.2 million from the $1.1 million achieved in the 2001 period.

NET INCOME

For the third quarter of Fiscal 2002, the Company reported a net profit of $0.8 million ($0.09 per share) compared to a net loss of $0.7 million ($0.08 per share) in the same period last year. The Company recorded income tax expense of $0.6 million in the 2002 quarter as compared to a $0.1 million income tax benefit in the third quarter of last year. The Company's estimated annual effective tax rate for Fiscal 2002 was 43% as compared to a 20% benefit in last year's third quarter as a result of the Company's quarterly assessment of the relationship of book/tax timing differences to total expected annual pre-tax results.

For the first nine months of 2002, the Company reported a net profit of $1.9 million ($0.20 per diluted share) compared to a loss of $1.4 million ($0.16 per diluted share) last year. Income tax expense in 2002 was $1.4 million (a 43% effective rate); in 2001 the Company realized a tax benefit of $0.5 million (a 27% effective benefit rate).

EBITDA AND FREE CASH FLOW (1)

In the third quarter, the Company expanded its EBITDA (earnings before interest, taxes, depreciation and amortization) by 62% to $3.3 million (20% of sales) compared to $2.1 million (12% of sales) in the 2001 period. For the first nine months of 2002, the Company's EBITDA rose 66% to $9.3 million (18% of sales) compared to $5.6 million (10% of sales) in 2001.

In the 2002 third quarter, the Company increased its free cash flow (EBITDA less interest, taxes and capital expenditures) by 285% to $1.8 million compared to $0.5 million in the 2001 third quarter. Free cash flow for the first nine months of 2002 was $4.9 million compared to $1.3 million in 2001, an increase of $3.6 million or 291%.

(1)    Computation of EBITDA and Free Cash Flow

                                   THREE MONTHS ENDED                      NINE MONTHS ENDED
                                       SEPTEMBER 30,                          SEPTEMBER 30,
                                       ------------                           ------------
                                  2001                2002               2001              2002
                                  ----                ----               ----              ----
Net income (loss)               $    (720,000)      $     796,000      $  (1,436,000)    $   1,897,000
Add back:
Interest                              825,000             623,000          2,344,000         1,943,000
Income taxes                          120,000             600,000           (544,000)        1,431,000
Depreciation                        1,306,000           1,287,000          3,746,000         3,942,000
Amortization                          523,000              23,000          1,475,000            67,000
                                -------------       -------------      -------------     -------------
EBITDA                              2,054,000           3,329,000          5,585,000         9,280,000
Deduct:
Interest                             (825,000)           (623,000)        (2,344,000)       (1,943,000)
Income taxes                         (120,000)           (600,000)           544,000        (1,431,000)
Capital expenditures                 (642,000)           (294,000)        (2,530,000)       (1,003,000)
                                -------------       -------------      -------------     -------------
Free cash flow                  $     467,000       $   1,797,000      $   1,255,000     $   4,903,000
                                =============       =============      =============     =============

----------------------------

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

Mr. Bagerdjian said: "The much improved operating and cash flow performance achieved in the three previous quarters created a much improved balance sheet. We are leveraging our financial position to both meet current capital requirements and take advantage of strategic opportunities. We are selectively upgrading our high-definition and electronic distribution capabilities. We are also beginning to receive work from Alliance Atlantis which we expect to increase in the fourth quarter."

                                    POINT.360
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                   THREE MONTHS ENDED                      NINE MONTHS ENDED
                                       SEPTEMBER 30,                          SEPTEMBER 30,
                                       ------------                           ------------
                                  2001                2002               2001              2002
                                  ----                ----               ----              ----
Revenues                        $ 16,905,000        $ 16,959,000       $ 52,459,000      $ 50,516,000
Cost of goods sold               (11,246,000)        (10,181,000)       (35,114,000)      (31,410,000)
                                ------------        ------------       ------------      ------------
Gross profit                       5,659,000           6,778,000         17,345,000        19,106,000
Selling, general and
  administrative expense          (4,976,000)         (4,706,000)       (16,204,000)      (13,800,000)
                                ------------        ------------       ------------      ------------
Operating income                     683,000           2,072,000          1,141,000         5,306,000
Interest expense, net               (825,000)           (623,000)        (2,344,000)       (1,943,000)
Derivative fair value change        (458,000)            (53,000)           (35,000)         (777,000)
                                ------------        ------------       ------------      ------------
Income (loss) before
income taxes                        (600,000)          1,396,000         (1,980,000)        3,328,000

(Provision for) benefit from
  income taxes                      (120,000)           (600,000)           544,000        (1,431,000)
                                ------------        ------------       ------------      ------------
Net income (loss)               $   (720,000)       $    796,000       $ (1,436,000)     $  1,897,000
                                ============        ============       ============      ============
Earnings per share:
Basic:
Net income (loss)               $      (0.08)       $       0.09       $      (0.16)     $       0.21
                                ------------        ------------       ------------      ------------
Weighted average number
  of shares                        9,046,004           9,014,232          9,075,430         9,012,884
                                ============        ============       ============      ============
Diluted:
Net income (loss)               $      (0.08)       $       0.09       $      (0.16)     $       0.20
                                ------------        ------------       ------------      ------------
Weighted average number of
  shares including the
  dilutive effect of
  stock options                    9,046,004           9,114,849          9,075,430         9,255,780
                                ============        ============       ============      ============

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

AMENDMENT OF 2001 AND 2002 SEC FINANCIAL FILINGS

The Company also announced today that it will file amended Forms 10-Q and its Form 10-K for fiscal 2001 and Forms 10-Q for the first two quarters of 2002.

The amended filings will restate 2001 quarterly and year end financial statements to (i) allocate certain year end adjustments to other than the fourth quarter of 2001, (ii) correct the quarterly amortization of other intangibles associated with a company acquired in 2000 and (iii) correct the accounting for an interest rate swap contract in accordance with Statement of Financial Accounting Standards 133. The amendments will show the following changes to previously reported net income (loss) and related per share amounts (in thousands):

                                                        QUARTER ENDED
                                ---------------------------------------------------------
                                                                                                YEAR ENDED
                                3/31/01         6/30/01         9/30/01          12/31/01        12/31/01
                                -------         -------         -------          --------        --------
Net income (loss):
Previously reported             $ (171)         $ (676)         $ (744)         $      3        $ (1,588)
Restated                           (62)           (654)           (720)              (57)         (1,494)
Difference                         109              22              24               (61)             94
                                =======         =======         =======         =========       =========
Basic and diluted income
  (loss) per share:
Previously reported             $(0.02)         $(0.07)         $(0.08)         $      -        $  (0.17)
Restated                         (0.01)          (0.07)          (0.08)            (0.01)          (0.16)
Difference                        0.01               -               -             (0.01)           0.01
                                =======         =======         =======         =========       =========


The amended 2002 quarters will reflect the correcting of accounting for the interest rate swap contract and show the following changes to previously reported net income and per share amounts (in thousands):

                                    QUARTER ENDED             SIX MONTHS ENDED
                                    -------------             ----------------
                              3/31/02           6/30/02           6/30/02
                              -------           -------           -------
Net income:
Previously reported          $    675           $   458           $ 1,133
Restated                          651               434             1,085
                             --------           -------           -------
Difference                   $    (24)          $   (24)          $   (48)
                             ========           =======           =======
Basic income per share:
Previously reported          $   0.07           $  0.05           $  0.13
Restated                         0.07              0.05              0.12
                             --------           -------           -------
Difference                   $      -           $     -           $ (0.01)
                             ========           =======           =======
Diluted income per share:
Previously reported          $   0.07           $  0.05           $  0.12
Restated                         0.07              0.05              0.12
                             --------           -------           -------
Difference                   $      -           $     -           $     -
                             ========           =======           =======


Mr. Bagerdjian said: "Upon further review of year-end 2001 adjustments and the desire to properly state the accounting for our interest rate swap contract for 2001 and 2002, we refiled our 2001 and 2002 quarterly and the 2001 annual reports to more accurately reflect results for those periods. The adjustments reduced the first quarter 2001 loss by $0.01 per share, had no effect on the second and third quarters, and created a $0.01 loss per share in the fourth quarter. The net effect was to reduce the reported net loss for all of 2001 by $94,000 or $0.01 per share. The restatements for the 2002 quarter were negligible. Although we view them as immaterial, we believe that making the restatements is proper given the current regulatory environment."

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

ABOUT POINT.360

Point.360 is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios such as Universal, Disney, Fox, Sony Pictures, Paramount, MGM, and Warner Bros. and advertising agencies TBWA Chiat/Day, Saatchi & Saatchi and Young & Rubicam.

FORWARD-LOOKING STATEMENTS

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. Furthermore, there is a risk that the Company may not be able to satisfactorily negotiate waivers of current or future credit facility covenant defaults. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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